EXHIBIT 99.1
Contact:	David W. Brunton, Chief Financial Officer
SBE, Inc.
(925) 355-7700
davidb@sbei.com

Steve Cooper, President and CEO
One Stop Systems, Inc.
(760) 745-9883
scooper@onestopsystems.com

SBE, Inc. Announces Sale of
Embedded Hardware Business for $2.2M

SAN RAMON, CA, January 12, 2007 - SBE, Inc. (Nasdaq: SBEI), a leading provider of high-performance IP storage solutions serving remote back-up and disaster recovery applications, today announced it has signed a definitive asset purchase agreement to sell its embedded hardware business to One Stop Systems, Inc. for approximately $2.2 million in cash. In addition, under the terms of the agreement, One Stop Systems will assume the lease liabilities associated with SBE’s corporate headquarters and equipment related to the embedded hardware business.

“We are pleased with the terms of the asset sale transaction. The infusion of $2.2 million in cash, coupled with the reduction in our long-term liabilities, expands the options available to SBE as we explore all strategic alternatives that may enhance shareholder value,” said Greg Yamamoto, President and Chief Executive Officer of SBE.

“The acquisition of SBE’s embedded hardware business further accelerates One Stop System’s growth in the embedded computer marketplace. We look forward to serving the expanded customer base we now have as a result of this acquisition. We believe the synergies from the combined product lines will better serve our current customers as well as SBE’s existing, embedded hardware clients.” said Steve Cooper, President and Chief Executive Officer of One Stop Systems.

SBE expects to complete the transaction in its second fiscal quarter, subject to satisfaction of closing conditions set forth in the asset purchase agreement. In addition to customary closing conditions, the transaction is subject to the approval of SBE’s shareholders.

About SBE

SBE designs and provides IP-based storage networking solutions for an extensive range of business critical applications, including back-up and disaster recovery. SBE delivers a portfolio of scalable, standards-based hardware and software products designed to enable optimal performance and rapid deployment across a wide range of next-generation storage systems. Based in San Ramon, California, SBE is a publicly traded company (NASDAQ: SBEI) with products sold worldwide through direct sales, OEMs and system integration partners. More information is available at www.sbei.com.

About One Stop Systems

One Stop Systems, Inc., a global provider in industrial-grade computing systems and components, manufactures standard, custom and semi-custom designs for converged communications, industrial control and military applications. These include CompactPCIe, PCIe, PCI/ISA and VME-based architectures. One Stop Systems offers responsive service, the highest quality design and manufacturing and on-time delivery. One Stop Systems is based in Escondido, California. More information is available at www.onestopsystems.com.

Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties, including statements about consummation of the proposed asset sale transaction. Such statements are only predictions and the company’s actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, the ability of One Stop to make the purchase price payment and the ability of each of SBE and One Stop to comply with the closing conditions necessary in order to consummate the transaction. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the Form 8-K filed with the Securities and Exchange Commission on the date hereof and the company's most recent Form 10-K and Form 10-Q.

SBE and the SBE logo are registered trademarks of SBE, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.

Additional Information and Where to Find It

In connection with the proposed asset sale and required stockholder approval, SBE intends to file with the Securities and Exchange Commission, or SEC, a proxy statement on Schedule 14A that will be mailed to the stockholders of SBE. INVESTORS AND SECURITY HOLDERS OF SBE ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ASSET SALE. The definitive proxy statement will be mailed to the stockholders as of a record date to be established for voting on the proposed asset sale. Investors and security holders will be able to obtain free copies of the proxy statement, as well as other filed materials containing information about SBE, at www.sec.gov, the SEC’s website. Investors may also access the proxy statement and the other materials at www.sbei.com, or obtain copies of such material by request to SBE’s Corporate Secretary at: SBE, Inc., 4000 Executive Parkway, Suite 200, San Ramon, CA 94583.

SBE and its officers and directors may be deemed to have participated in the solicitation of proxies from SBE's stockholders in favor of the approval of the asset sale. Information concerning SBE's directors and executive officers is set forth in the publicly filed documents of SBE. Stockholders may obtain more detailed information regarding the direct and indirect interests of SBE and its directors and executive officers in the asset sale by reading the preliminary and definitive proxy statements regarding the asset sale, which will be filed with the SEC.